Exhibit 99.1
BIOCRYST PHARMACEUTICALS ANNOUNCES CHANGES TO ITS BOARD OF DIRECTORS
Research Triangle Park, North Carolina — May 3, 2011 — BioCryst Pharmaceuticals, Inc. (NASDAQ:BCRX) today announced that Peder Jensen, M.D., was elected to the Company’s Board of Directors, effective today. The Company also announced today that Beth C. Seidenberg, M.D., has tendered her resignation from the Board effective May 12, 2011, following the Annual Meeting of Stockholders.
Dr. Jensen has over 24 years of global drug development experience in both pharmaceutical and biotechnology companies and has been responsible for more than forty new drug approvals in the U.S., Europe and Japan during his career. He most recently served as Corporate Senior Vice President and General Manager, Research & Development (R&D) for Japan and Asia/Pacific at Schering-Plough Corporation, and earlier he held a number of global senior R&D positions at Schering-Plough, including Senior Vice President of Clinical Research. Dr. Jensen previously held senior R&D positions at Chiron and Ciba-Geigy, and a number of academic posts. Dr. Jensen received his M.D. from the University of Copenhagen, where he also completed his post graduate medical training in neurology and internal medicine. Dr Jensen is also a member of the Board of Acorda Therapeutics, Inc.
“I look forward to working with my fellow board members and the leadership team at BioCryst to pursue our goal of building an enduring, successful biopharmaceutical company, addressing patients’ unmet medical needs,” said Dr. Jensen.
“Dr. Jensen shares BioCryst’s passion for serving the needs of patients and healthcare providers. The wealth of experience Peder possesses in a wide range of therapeutic areas is going to be a great asset to BioCryst and its leadership,” said Zola P. Horovitz, Ph.D., Chairman of the Board of BioCryst. “Dr. Seidenberg has made invaluable contributions in the strategic development of BioCryst since joining its Board in late 2005. Beth’s dedicated service and firm belief in the company’s long-term potential helped attract proven leaders to BioCryst, and we wish her continued success.”
About BioCryst Pharmaceuticals
BioCryst Pharmaceuticals designs, optimizes and develops novel small-molecule pharmaceuticals that block key enzymes involved in infectious diseases, inflammatory diseases and cancer. BioCryst currently has three novel late-stage compounds in development: peramivir, a neuraminidase inhibitor for the treatment of influenza, BCX4208, a purine nucleoside phosphorylase (PNP) inhibitor for the treatment of gout, and forodesine, an orally-available PNP inhibitor for hematological malignancies. Utilizing crystallography and structure-based drug design, BioCryst continues to discover additional compounds and to progress others through pre-

clinical and early development to address the unmet medical needs of patients and physicians. For more information, please visit the Company’s website at www.biocryst.com.
This press release contains forward-looking statements, including statements regarding future results and achievements. These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Please refer to the documents BioCryst files periodically with the SEC and located at http://investor.shareholder.com/biocryst/sec.cfm.
###
BCRXW

CONTACT:	Robert Bennett, BioCryst Pharmaceuticals, +1-919-859-7910 (investors) Carolyn Wang, WCG, +1-415-946-1065 (media)